Exhibit 99.1

Zihlschlacht Rehabilitation Clinic Appointed as the First DIH Center of Excellence in Switzerland

ZURICH, Switzerland, June 25, 2024 (GLOBE NEWSWIRE) —DIH HOLDING US, Inc. (“DIH”) (NASDAQ:DHAI), a leading global robotics and virtual reality (“VR”) technology provider in the rehabilitation and human performance industry, today announced that the Zihlschlacht Rehabilitation Clinic, founded in 1891 as a sanatorium, has been appointed as the first DIH Center of Excellence in Switzerland. Located on the Swiss side of Lake Constance, the clinic is renowned for its leadership in treating neurological diseases and its pioneering efforts in neurorehabilitation and research.

The DIH Center of Excellence program recognizes strategic partners that showcase best practices in rehabilitation robotics while demonstrating how DIH therapy solutions contribute to successful patient outcomes. In addition, appointed Centers of Excellence play a crucial role in the ongoing development of advanced rehabilitation technologies.

As a member of the VAMED Switzerland Group, Rehaklinik Zihlschlacht has been dedicated to the neurorehabilitation of stroke patients and the treatment of neurological diseases such as Parkinson’s and multiple sclerosis for over 35 years. The recognition as a DIH Center of Excellence underlines the Zihlschlacht’s commitment to advancing neurological care through innovation and state-of-the-art technology.

Rehaklinik Zihlschlacht employs DIH’s advanced robotic rehabilitation technologies, including Hocoma’s Lokomat®Pro and Andago, as well as Motek’s C-Mill VR+, to provide highly efficient robotic gait therapy for patients with varying degrees of severity. Additionally, the clinic utilizes Hocoma’s Armeo product line for upper extremity rehabilitation, featuring Armeo®Power, Armeo®Spring, and the Senso, ensuring a comprehensive approach to patient care.

Aligned with Zihlschlacht’s core motto, “We bring you back to the things you love,” the clinic’s collaboration with DIH demonstrates a mutual commitment to empowering patients throughout their recovery process. This recognition not only celebrates the clinic’s remarkable impact on neurorehabilitation but also underscores its determination to improve patients’ well-being with innovative technology and compassionate care.

“The appointment of Rehaklinik Zihlschlacht as the first DIH Center of Excellence in Switzerland is a testament to their outstanding achievements in neurorehabilitation,” said Andrés Bataszew, International Sales Director DIH - Direct Markets. “Their dedication to leveraging our advanced robotic therapy solutions to improve patient outcomes sets a new standard in the field. We look forward to continuing our collaboration to push the boundaries of neurorehabilitation.”

Michèle Bongetta, Managing Director of Rehaklinik Zihlschlacht, added,- “We have been successfully using state-of-the-art technologies in our rehabilitation since 2018. Our primary goal is to provide our patients with the best possible rehabilitation experience. It fills us with pride that we can contribute and further expand our expertise in the use of technology in rehabilitation. We are delighted to receive this award and look forward to continuing our collaboration.”

About DIH Holding US, Inc.

DIH stands for the vision to “Deliver Inspiration & Health” to improve the functioning of millions of people with disability and functional impairments. DIH is a global solution provider in blending innovative robotic and virtual reality (“VR”) technologies with clinical integration and insights. Built through the mergers of global-leading niche technologies providers, DIH is positioning itself as a transformative total smart solutions provider and consolidator in a largely fragmented and manual-labor-driven industry.

About the Rehabilitation Clinic Zihlschlacht

Rehaklinik Zihlschlacht is a neurological rehabilitation clinic in the canton of Thurgau for all neurological diseases requiring rehabilitation, early neurological rehabilitation, Parkinson’s disease and multiple sclerosis. Around 600 employees work in a modern infrastructure with 179 beds for inpatients and outpatients. The Zihlschlacht Rehabilitation Clinic was founded in 1891. Since 1989, it has focused exclusively on neurorehabilitation. Its many years of experience, the integration of ultra-modern forms of therapy and the initiation of and participation in scientific research have earned the Rehabilitation Clinic Zihlschlacht a high national and international reputation. The Rehabilitation Clinic Zihlschlacht has a mandate to provide care in neurorehabilitation, early rehabilitation and in the field of multiple sclerosis and Parkinson’s disease. The corresponding center was opened in 1999.

About VAMED Switzerland

VAMED has been active in rehabilitation in Switzerland since 2012 and operates the Rehabilitation Clinics Zihlschlacht (neurological rehabilitation and early rehabilitation), the Rehabilitation Clinic Dussnang (musculoskeletal and geriatric rehabilitation), the Rehabilitation Clinic Seewis (cardiological, psychosomatic and internal oncological rehabilitation) and the Rehabilitation Clinic Tschugg (neurological rehabilitation) under the umbrella of the Swiss national subsidiary VAMED Management und Service Schweiz AG. With around 1,400 employees, VAMED Switzerland is one of the largest providers of rehabilitation services in Switzerland.

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Gilmartin Group

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